Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103 +1 215 988 2700 main +1 215 988 2757 fax

May 25, 2021

Conestoga Funds

CrossPoint at Valley Forge

550 E. Swedesford Rd., Suite 120 East

Wayne, PA 19087

RE:	Registration Statement on Form N-1A/Issuance of Shares

Ladies and Gentlemen:

We have acted as counsel to Conestoga Funds, a Delaware Statutory Trust (the “Trust”), organized under a Trust Instrument dated February 5, 2002, as Amended and Restated on July 17, 2002 (the “Trust Instrument”), in connection with the filing of the Trust’s registration statement, including any amendment thereto (the “Registration Statement”), to register under the Securities act of 1933, as amended (the “1933 Act”), pursuant to a Registration Statement on Form N-1A (File Nos. 333-90720 and 811-21120) of shares of beneficial interests in in an additional series, or fund of the Trust known as the Conestoga Mid Cap Fund (the “Fund”). The Conestoga Mid Cap Fund offers two classes of shares: Investors Class Shares and Institutional Class Shares. The Trust is authorized to issue an unlimited number of shares of each classes. These classes are hereinafter referred to as the “Shares.”

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Trust’s Trust Instrument and By-Laws (collectively, the “Governing Documents”) and the resolutions adopted by the Board of Trustees of the Fund (the “Resolutions”) relating to the authorization of the sale and issuance of the Shares in a continuous public offering, and have considered such other legal and factual matters as we have deemed appropriate.

In all cases, we have assumed the legal capacity of each natural person signing the Registration Statement, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Trust. We have assumed that the Resolutions will still be in effect at the time the Shares are issued and have not been amended or rescinded. As to questions of fact material to this opinion, we have relied upon the accuracy of any certificates and other comparable documents of officers and representatives of the Trust, upon statements made to us in discussions with the Trust’s management and upon statements and certificates of public officials.

This opinion is based exclusively on the laws of the State of Delaware.

We have assumed the following for this opinion:

1. The Shares will be issued in accordance with the Governing Documents and the Resolutions.

2. The Shares will be issued against consideration therefor as described in the Registration Statement, and that such consideration will have been at least equal to the applicable net asset value.

Based on the foregoing, it is our opinion that:

1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

2. When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Trust and that the holders of the Shares will be entitled to the same limitation of personal liability extended to shareholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of the Trust and to the reference to our firm under the caption “Counsel” and “Legal Counsel” in the prospectus and statement of additional information incorporated by reference into the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ FAEGRE DRINKER BIDDLE & REATH LLP
FAEGRE DRINKER BIDDLE & REATH LLP